Exhibit 10.13

Private & Confidential

DATED September 12, 2003

TEMPUR INTERNATIONAL LIMITED (1)

and

DAVID MONTGOMERY (2)

EMPLOYMENT AGREEMENT

Wragge&Co

Birmingham London Brussels

Tel +44 (0)870 903 1000	Fax +44 (0)870 904 1099	mail@wragge.com	www.wragge.com

CONTENTS

Clause	Heading	Page

1	Definitions and interpretation	1
2	Employment	5
3	Commencement of employment and term	7
4	Hours of work	7
5	Place of work	8
6	Salary and bonus	8
7	Deductions	9
8	Car	9
9	Expenses	9
10	Holidays	9
11	Pension	9
12	Benefits	10
13	Sickness/incapacity	10
14	Termination	12
15	Confidential Information and EMPLOYER and/or Associated Company property	15
16	Intellectual Property	17
17	Restrictions during Employment	17
18	Restrictions after termination	17
19	Disciplinary and grievance procedures	19
20	Computer policy	20
21	Data Protection and interception of communications	20
22	Notices	21
23	Whole Agreement	22
24	Choice of law and submission to jurisdiction	22
25	General	22
26	Alterations	23
27	Waiver	23
28	Enforceability	23
29	Counterparts	24
30	Third Party Rights	24

THIS AGREEMENT is made as of September 12, 2003

BETWEEN:

(1)	Tempur International Limited, a United Kingdom limited liability company having its principal office at Tempur House, 5 Caxton Trading Estate, Printing House Lane, Hayes, Middlesex UB3 1BE, UK (“EMPLOYER”); and

(2)	DAVID MONTGOMERY (“EMPLOYEE”)

THE PARTIES AGREE that:

1	Definitions and interpretation

1.1	In this Agreement, unless the context requires otherwise:

“Approved Interest” means a holding or interest in the shares or securities of any company quoted on any Recognised Investment Exchange provided:

(a)	the holding or interest does not exceed 5 percent of the Equity Share Capital of the company concerned; and

(b)	EMPLOYEE complies with all rules, laws and regulations relating to dealing in shares or securities.

In calculating the Approved Interest of any person, it shall include a legal, beneficial, sole or joint interest, and any shares or securities which his spouse or any child of his under the age of 18 holds or is entitled to;

“Associated Company” means any company or other legal entity that is 50% or more owned, directly or indirectly, by TWI Holdings, Inc.;

“Authorised Absence” means any period of incapacity under clause [13], holiday under clause [10] or time off pursuant to the exercise of any statutory right or the performance of a statutory duty;

“Benefits” means all contractual entitlements or benefits of EMPLOYEE under this Agreement other than Salary;

“Board” means the board of directors of EMPLOYER or any duly constituted committee of the board of directors of EMPLOYER;

“Business” means the services business of EMPLOYER and/or the bedding products business of any relevant Associated Company in which EMPLOYEE is involved or concerned or of which he has significant knowledge;

“Business Day” means any day which is not a Saturday, a Sunday or a bank or public holiday in England/any part of the United Kingdom;

“EMPLOYER Contractors” means any of EMPLOYER’s agents, suppliers, customers, clients, employees, workers, distributors (including any relevant Associated Company), officeholders or contractors;

“Confidential Information” means any confidential information relating to the Business, products, finances, advertising, marketing & sales strategies and affairs of EMPLOYER, any Associated Company or EMPLOYER Contractors which has or may have come into EMPLOYEE’s possession or knowledge during his employment by EMPLOYER, which is used by EMPLOYER, Associated Company or any EMPLOYER Contractor in a trade or business and knowledge of which is restricted including trade and business secrets, actual or potential client and supplier details, terms of business, pricing and fee arrangements and other financial information provided that information shall not be or shall cease to be, confidential to the extent that it comes to be in the public domain otherwise than as a result of the unauthorised act or default of EMPLOYEE;

“Deductions” means any deduction of income tax, national insurance contributions or any other tax or statutory deduction applicable to any payment to, or provision of benefits for, EMPLOYEE;

“Employment” means the employment of EMPLOYEE under this Agreement or, where the context requires, the duration of the employment of EMPLOYEE under this Agreement;

“Equity Share Capital” has the meaning given to it in section 744 Companies Act 1985;

“ERA” means the Employment Rights Act 1996;

“Holding Company” and “Subsidiary” have the meanings given to them respectively in sections 736 and 736A Companies Act 1985;

“Intellectual Property Rights” means any patents, registered designs, trade marks and service marks (whether registered or not), domain names, copyright, design rights, data base rights, confidential information, trade secrets, goodwill, brand names or logos, the right to use any trade names, property rights (whether or not registered) and all rights or forms of similar protection or having equivalent or similar effect including those subsisting (in any part of the world) in inventions, ideas, improvements, designs, drawings, performances, computer programs, confidential information, business names, goodwill and the style of presentation of goods or services including any improvements or refinements to any of the foregoing and in application for protection of any of the above rights;

“Know-how” means information (including that comprised in formulae, specifications, designs, drawings, component lists, databases, software (or pre-cursor documents), manuals, instructions and catalogues) held in any form relating to any product, service, equipment, system or activity of EMPLOYER or to the creation, production or supply of any products or services by EMPLOYER or any Associated Company or by or to any of the suppliers, customers, partners or joint ventures of EMPLOYER or any Associated Company ;

“Normal Retiring Age” means [65] years of age;

“Notice Payment Period” means that part of the period of notice required by EMPLOYER to terminate the Employment in accordance with clause 3.1 that has not been given to EMPLOYEE;

“Recognised Investment Exchange” has the meaning given to it in section 285 Financial Services and Markets Act 2000;

“Review Date” means on or about January in each year, beginning January 2004, or as otherwise established by the Board of Directors.

“Salary” means the salary referred to in clause 6.1;

“Termination Date” means the date on which the Employment of EMPLOYEE terminates for any reason;

“Termination Payment” means the Salary as at the Termination Date, which shall not be subject to any review although a Review Date may fall within the Notice Payment Period, and Benefits for the Notice Payment Period less any Deductions;

“Working Time” in relation to EMPLOYEE has, the meaning given to it in the Working Time Regulations;

“Working Time Regulations” means the Working Time Regulations 1998.

1.2	Unless the context requires otherwise:

(a)	the headings to clauses are inserted for convenience only and do not affect the interpretation or construction of this Agreement;

(b)	references in this Agreement to clauses are to the clauses of this Agreement;

(c)	use of the singular includes the plural and vice versa. Use of a gender includes every gender. References to “persons” include an individual, company, corporation, unincorporated association, firm or partnership;

(d)	the words and phrases “other”, “including” and “in particular” do not limit the general nature of any words preceding them and must not be construed as being limited to the same class as any words preceding them where a wider construction is possible;

(e)	references to any statute or statutory provision include:

(i)	any subordinate legislation made under it;

(ii)	any provision which it has modified or re-enacted (whether with or without modification); and

(iii)	any provision which subsequently supersedes or re-enacts it (whether with or without modification).

2	Employment

2.1	EMPLOYER shall employ EMPLOYEE and EMPLOYEE agrees to be employed as President Tempur International Limited and shall be appointed to Executive Vice President and an Officer of Tempur World, Inc. In such capacity, Employee shall be subject to the authority of, and shall report to, the Board and shall also have administrative reporting to the Chief Executive Officer, Tempur World, Inc.

2.2	During the Employment EMPLOYEE shall:

(a)	assist the Board in setting targets and objectives for, and be accountable to the Board for services provided to (i) Dan Foam ApS pursuant to the Consulting and Service Support Agreement between EMPLOYER and Dan Foam ApS dated May 1, 2003 and/or (b) any other customer or client of the EMPLOYER;

(b)	oversee and co-ordinate all sales and marketing services for EMPLOYER outside the continents of North and South America, more particularly research, investigate, evaluate and develop strategic markets worldwide, excluding North and South America, for the exportation and sale of new and current products of Dan Foam ApS and any other customer or client of the EMPLOYER. The markets shall include but not be limited to medical, mail order, retail and direct response markets;

(c)	devote all his time, attention, knowledge and skill to the business and interests of EMPLOYER and any Associated Company during normal business hours and during such additional hours as are necessary for the proper performance of his duties or as the Board requires from time to time;

(d)	faithfully, loyally, efficiently and diligently perform those duties and exercise such powers consistent with his position as are assigned to or vested in him from time to time by the Board;

(e)	at all times and in all respects conform to and comply with the constitution of the EMPLOYER or any relevant Associated Company (as amended from time to time);

(f)	obey the reasonable and lawful directions of the Board or any relevant Associated Company

(g)	comply with all EMPLOYER’s rules, regulations, policies and procedures from time to time in force;

(h)	keep the Board promptly and fully informed (in writing if requested) of his conduct of the Business and provide such information in connection with it as the Board requires;

(i)	comply with all rules and regulations (as amended from time to time) of all regulatory authorities and bodies relevant to EMPLOYER and any Associated Company with which EMPLOYEE is concerned;

(j)	maintain the highest standards in the performance of his duties and in the conduct of his office; and

(k)	use his best endeavours to promote maintain and extend the interests and reputation of EMPLOYER and any Associated Company and refrain from any conduct which in the opinion of the Board may be to its detriment.

2.3	EMPLOYER reserves the right to require EMPLOYEE to perform for EMPLOYER or any Associated Company other duties or tasks not within the scope of his normal duties.

2.4	EMPLOYER may appoint any other person or persons to act jointly with EMPLOYEE in any position to which he may be assigned from time to time.

2.5	EMPLOYEE may be required, without being entitled to further remuneration, to hold the office of director, company secretary or any other office of EMPLOYER or any Associated Company including the position of Executive Vice President of Tempur World Inc.

2.6	EMPLOYEE shall not during or after the Employment knowingly or willingly:

(a)	do or cause or permit to be done anything which prejudices or injures or is calculated or may tend to prejudice or injure the interests of EMPLOYER or any Associated Company or

(b)	omit or cause or permit to be omitted any act which is to the benefit of EMPLOYER or any Associated Company and if, during or after the Employment, EMPLOYEE shall learn of any act or omission by any person, whether or not employed by EMPLOYER which prejudices or injures or is calculated or may tend to prejudice or injure the interests of EMPLOYER or any Associated Company he shall promptly report it to the Board (in writing if requested) giving all necessary particulars of it.

3	Commencement of employment and term

3.1	The Employment shall commence on February 24, 2003 ( the “Effective Date”) and, subject to the provisions of this Agreement, shall continue unless and until terminated by the Employer giving not less than 12 months’ notice in writing to Employee, or Employee giving not less than 6 months notice in writing to Employer.

3.2	For the purposes of the ERA, EMPLOYEE’s period of continuous employment began on the Effective Date. The Employment is not continuous with any other previous employment.

3.3	The Employment shall terminate automatically and immediately when EMPLOYEE reaches the Normal Retiring Age without the need for notice to be given by either party to the other.

4	Hours of work

4.1	There are no normal hours of work predetermined by EMPLOYER for EMPLOYEE. EMPLOYEE shall work the hours he determines necessary for the proper performance of his duties. EMPLOYEE acknowledges that he can determine his own Working Time and therefore the Employment is within Regulation 20(1) of the Working Time Regulations.

4.2	EMPLOYEE agrees that the limit in Regulation 4(1) of the Working Time Regulations shall not apply to him nor the Employment and that his Working Time may therefore exceed an average of 48 hours for each 7 day period in the applicable reference period. EMPLOYEE can withdraw his agreement by giving 3 months’ prior written notice to EMPLOYER.

5	Place of work

5.1	EMPLOYEE’s place of work will be EMPLOYER’s offices. EMPLOYER reserves the right to change EMPLOYEE’s principal place of work. EMPLOYEE will be given reasonable prior notice of any change to his place of work. The Company shall reimburse Employee for all authorized and approved relocation expenses incurred in the course of the performance of Employee’s duties and responsibilities pursuant to this Agreement and consistent with the Company’s policies in effect at the time.

5.2	For the purpose of performing his duties, EMPLOYEE shall at the expense of EMPLOYER travel within the United Kingdom and elsewhere as the Board reasonably requires.

6	Salary and bonus

6.1	During the Employment EMPLOYER shall pay to EMPLOYEE the Salary at the rate of £192,500 per year which shall accrue daily and be payable by equal monthly instalments in arrears. EMPLOYEE’s Salary will be reviewed and be subject to adjustment by the Board on or about January 1 of each year beginning with January 1, 2004.

6.2	Performance Bonus:

Employee will be eligible to earn an annual performance-based bonus based on a formula approved by the Board and the Board of Directors of Tempur World, Inc and incorporated herein by this reference for each full or pro-rata portion of the fiscal year during which Employee is employed by the Company (a “Bonus Year”), the terms and conditions of which as well as Employee’s entitlement thereto shall be determined annually in the sole discretion of the Board of Directors of Tempur World, Inc. (the “Performance Bonus”). The amount of the Performance Bonus will vary based on the achievement of performance criteria in the formula established by the Board of Directors of Tempur World, Inc. but the formula will be set to target a Performance Bonus equal to 30% of Base Salary as of January 1st of the Bonus Year if the performance criteria in the formula are met.

7	Deductions

7.1	EMPLOYEE authorises EMPLOYER to deduct from the Salary, and to set off against any monies due to him under clause 9 (expenses) or otherwise, any sum due to EMPLOYER from him including any overpayments, loans or advances made to him by EMPLOYER, the cost of repairing any damage or loss to EMPLOYER’s property caused by him (whether solely or jointly).

8	Car

Employer agrees to provide Employee with an annual auto allowance of £15,000. Such amount is not included for the determination of any other benefit provided by Employer.

9	Expenses

9.1	Employer shall reimburse the Executive in respect of all authorised expenses reasonably incurred by him in the proper performance of his duties, subject to the Executive complying with the Employer’s rules and policies then in force and shall provide such receipts or other appropriate evidence as the Employer requires.

10	Holidays

10.1	Employee will receive to up to five weeks holiday time, the entitlement and use of which shall be in accordance with EMPLOYER’s policy in force from time to time and English law.

11	Pension

11.1	While he is employed, Employer agrees to contribute to a retirement scheme agreeable to both Employee and the Board, an annual amount equal to 10% of Employee’s base salary commencing from February 24, 2003. The annual contribution amount is subject to the approval of the Board and will be set following Employee’s Review Date. At no time will Employer contribute an annual amount in excess of the amount allowable under English law.

12	Benefits

(a)	During the Employment EMPLOYER shall provide EMPLOYEE with full international health coverage for himself and his spouse and children under 18 subject to: the terms and conditions of those policies from time to time in force; and

(b)	the insurer accepting EMPLOYEE for cover and liability to make payment under the relevant policy at normal rates.

(c)	During his employment, Employer agrees to provide Employee with the following supplemental insurance benefits which are in addition to any benefits regularly provided by Employer or English law.

1)  Death in Service: Insurance gap coverage to provide up to four times Employee’s base salary at the time of Employee’s death.

2)  Widow’s Pension to an amount equal to 25% (twenty-five percent) of Employee’s salary at the time of Employee’s death.

3)  Critical Illness: Insurance gap coverage beyond the coverage provided by Employer, to provide up to four times the Employee’s base salary at the time of an illness or injury preventing him from any further employment by Employer.

4)  Permanent Health Insurance: Insurance protection to provide long term income protection to 55% of salary for an illness or injury preventing Employee from working for Employer for a period beyond that provided by Employer in clause 13.1 and such coverage shall continue to Normal Retirement Age unless otherwise mutually agreed to by the parties.

13	Sickness/Incapacity

13.1	EMPLOYER shall continue to pay EMPLOYEE’s Salary and Benefits for up to a maximum of 130 Business Days absence on medical grounds in any period of 12 calendar months or in any continuous period of absence (or linked periods of absence, as determined by the Social Security Contributions and Benefits Act 1992) provided that EMPLOYEE shall:

(a)	as soon as possible, and if practicable by the first Business Day of his absence,

report his absence, the reason for it and his anticipated return date to the CEO Tempur World, Inc.

(b)	supply EMPLOYER with medical certificates covering any period of sickness or incapacity exceeding seven days (including weekends); and

(c)	complete a self-certification form detailing the reason for his absence immediately following his return to work after a period of absence.

13.2	Any payment to EMPLOYEE pursuant to sub-clause 13.1 shall be subject to set off by EMPLOYER in respect of any statutory sick pay and any social security sickness benefit or other benefits to which EMPLOYEE is entitled.

13.3	If EMPLOYEE’s absence is occasioned by the actionable negligence of a third party in respect of which damages may be recoverable, then all sums paid to EMPLOYEE shall be treated as loans and EMPLOYEE shall:

(a)	notify EMPLOYER immediately of all the relevant circumstances and of any claim, compromise, settlement or judgment made or awarded in connection with it;

(b)	give to EMPLOYER such information concerning the above matters as EMPLOYER requires; and

(c)	if EMPLOYER requires, refund to EMPLOYER any amount received by him from any third party provided that the refund shall be no more than the amount which he has recovered in respect of loss of earnings.

13.4	For statutory sick pay purposes EMPLOYEE’s qualifying days shall be his normal working days.

13.5

At any time during the Employment, (but not normally more often than once every second year), EMPLOYER may require EMPLOYEE to undergo a medical examination at its expense, undertaken by a medical practitioner selected by EMPLOYER. EMPLOYEE shall undergo any requisite tests and fully co-operate with that medical practitioner and shall authorise him to disclose to and discuss with EMPLOYER’s medical adviser the results of the examination and any matters which arise from it subject to the provisions of the Access to Medical Reports Act 1988 (as applicable).

14	Termination

Payment in lieu of notice

14.1	The Board may at its sole discretion terminate the Employment immediately without any notice, or on notice less than that required by sub-clause [3.1] and pay the Termination Payment to EMPLOYEE less any income or benefit EMPLOYEE has received or become entitled to by reason of the provision of his services to any person during the Notice Payment Period . The Termination Payment shall be paid on the date of Termination. In a like manner, Employer will also pay benefits as provided in clause 8 (Car) and Clause 11 (Pension) herein.

Immediate dismissal

14.2	Notwithstanding any other provision of this Agreement, in any of the following circumstances the Board may terminate the Employment immediately by serving written notice on EMPLOYEE to that effect. If it does so, EMPLOYEE shall not be entitled to any further payment from EMPLOYER including a Termination Payment, except any sums which have accrued due at that time. The circumstances are if EMPLOYEE:

(a)	commits any serious breach of this Agreement or is guilty of any gross misconduct or any wilful neglect in the discharge of his duties;

(b)	repeats or continues (after warning) any breach of this Agreement, including any wilful neglect of or refusal to carry out any of his duties or to comply with any reasonable and lawful instruction given to him by the Board;

(c)	is guilty of any fraud or dishonesty, whether in the course of the Employment or otherwise and whether relating to EMPLOYER, any Associated Company or any EMPLOYER Contractors or otherwise;

(d)	is (in the reasonable opinion of the Board) guilty of conduct tending to bring himself or EMPLOYER or any Associated Company into disrepute;

(e)	is convicted of any criminal offence (other than minor offences under the Road Traffic Acts or the Road Safety Acts for which a fine or non-custodial penalty is imposed);

(f)	becomes of unsound mind or is or becomes a patient for the purposes of any statute relating to mental health;

(g)	becomes addicted to or habitually under the influence of alcohol or any drug (other than a drug prescribed for EMPLOYEE by a medical doctor for the treatment of a condition other than drug addiction) the possession of which is controlled by law;

(h)	fails to substantially perform the reasonably assigned duties with Employer which are consistent with Employee’s position and job description referred to in this Agreement, after a written notice is delivered to Employee by the Board which specifically identifies the manner in which Employee has not substantially performed the assigned duties.

(i)	breaches any of the rules and regulations, as amended from time to time, of any regulatory authority or body relevant to the business of EMPLOYER or any Associated Company

(j)	refuses (without reasonable cause) to accept the novation by EMPLOYER, or Board of this Agreement, or an offer of employment on terms no less favourable to him than the terms of this Agreement, by any company which, as a result of reorganisation, amalgamation or reconstruction of EMPLOYER, acquires or agrees to acquire not less than 90 per cent of the Equity Share Capital of EMPLOYER;

Any delay by EMPLOYER or BOARD in exercising this right of termination shall not constitute a waiver of it. The proper exercise by EMPLOYER and BOARD of its right of termination under this clause shall be without prejudice to any other rights or remedies which either may have or be entitled to exercise against EMPLOYEE.

Ill-health dismissal

14.3	If at any time EMPLOYEE is unable to perform his duties properly because of ill health, accident or otherwise for a period or periods totalling at least 130 Business Days in any period of 12 calendar months, then EMPLOYER may terminate the Employment by giving him not less than three months’ written notice to that effect. If at any time during the currency of such a notice EMPLOYEE provides a medical certificate satisfactory to the Board to the effect that he has fully recovered and that no recurrence of illness or incapability can reasonably be anticipated, EMPLOYER shall withdraw the notice unless, by that date, a replacement for EMPLOYEE has been appointed.

Rights and Obligations on Termination

14.4	Upon the termination of this Agreement Employee shall:

(a)	immediately deliver to EMPLOYER all materials within the scope of sub-clause [15.3] (e.g., EMPLOYER property) and all keys, credits cards, cars and other property of or relating to the business of EMPLOYER or of any Associated Company which is in his possession or under his power or control;

and should he fail to do so EMPLOYER is irrevocably appointed to be EMPLOYEE’s attorney in his name and on his behalf to execute any documents and to do any things necessary to give effects to this clause [14.6].

14.5	Upon termination of this Agreement in any circumstances, EMPLOYEE shall have no rights to any additional compensation under or in respect of pension funding (11.1) and supplemental insurances (12.(b)) in which he has participated or has received grants or allocation or benefits on or before the Termination Date. Any rights he has under such scheme[s] shall be exclusively governed by the rules or agreements made between Employee and Employer of the scheme in question.

14.6	The proper exercise by EMPLOYER of its right of termination under sub-clause [14.2] shall be without prejudice to any other rights or remedies which EMPLOYER or any Associated Company may have or be entitled to exercise against EMPLOYEE.

14.7	EMPLOYEE irrevocably authorises EMPLOYER to appoint a nominee on his behalf to do and sign any things and documents in his name and on his behalf as may be required under the constitution of EMPLOYER and any Associated Company in order to give effect to this clause.

14.8	EMPLOYEE shall not at any time after the Termination Date make any public statements in relation to EMPLOYER or any Associated Company or any EMPLOYER Contractors. EMPLOYEE shall not after the Termination Date represent himself as being employed by or connected with EMPLOYER or any Associated Company

14.9	If the Employment is terminated for the purpose of reconstruction or amalgamation only, whether by reason of the liquidation of EMPLOYER or otherwise and EMPLOYEE is offered employment with any concern or undertaking resulting from this reconstruction or amalgamation on terms and conditions no less favourable than the terms of this Agreement, then EMPLOYEE shall have no claim against EMPLOYER in respect of the termination of the Employment.

15	Confidential Information and EMPLOYER and/or Associated Company property

15.1	The EMPLOYEE shall neither during the Employment (except in the proper performance of his duties, as required by law or with the express prior written consent of the Board) nor at any time (without limit) after the termination of the Employment except in compliance with an order of a competent court:

(a)	divulge or communicate to any person;

(b)	use for his own purposes or for any purposes other than those of EMPLOYER or any Associated Company

(c)	remove from EMPLOYER’s or any Associated Company’s premises or make any copies summaries or adaptation of;

(d)	through any failure to exercise due care and diligence, permit or cause any unauthorised disclosure, removal, copying, summarising or adaptation of any Confidential Information.

15.2	During the Employment, the EMPLOYEE shall use his best endeavours to prevent the unauthorised use or disclosure of any Confidential Information by any other officer, EMPLOYEE, worker or agent of EMPLOYER or any Associated Company and shall be under an obligation promptly and fully to report to the Board any unauthorised use or disclosure which comes to his knowledge.

15.3	The EMPLOYEE acknowledges that all books, notes, memoranda, records, lists of customers and suppliers and EMPLOYEEs, correspondence, documents, computer and other discs and tapes, data listings, codes, designs and drawings, Confidential Information and other documents and material (whether made, acquired, compiled or created by the EMPLOYEE or otherwise) relating to EMPLOYER or any Associated Company or any EMPLOYER Contractor (and any copies, summaries or adaptation of them):

(a)	shall be and remain the property of EMPLOYER or the relevant Associated Company or EMPLOYER Contractor;

(b)	shall not be removed from EMPLOYER or any Associated Company premises or copied in any way, except in the proper authorised course of the Employment;

(c)	shall be handed over by the EMPLOYEE to EMPLOYER or to the relevant Associated Company on demand and in any event on the termination of the Employment and the EMPLOYEE shall certify in writing that all such property has been handed over on request by the Board; and

(d)	shall at the request of EMPLOYER be deleted from any computer discs, hard drives, tapes or other storage media in EMPLOYEE’s possession or under his control and all other documents and tangible items in his possession or under his control which contain or refer to any Confidential Information shall be destroyed.

15.4	The provisions of sub-clauses [15.1 and 15.2] shall apply in relation to each of the Associated Companies to trade secrets or Confidential Information which the EMPLOYEE has received or obtained while in the service of EMPLOYER and the EMPLOYEE will upon the request of any Associated Company enter into a separate agreement or undertaking with that Associated Company effecting those terms.

16	Intellectual Property

16.1	EMPLOYEE agrees that, whilst employed by EMPLOYER, any Intellectual Property Rights and rights in inventions or Know-How the EMPLOYEE is involved in creating or discovering belong to EMPLOYER or the relevant Associated company absolutely. EMPLOYEE agrees to execute all instruments and do all things necessary for vesting any of those rights in EMPLOYER or such Associated company as sole and beneficial owner, and obtaining any form of protection or registration for such rights including duly authorising EMPLOYER to act as EMPLOYEE’s attorney for this purpose.

17	Restrictions during Employment

17.1	During the Employment EMPLOYEE shall not directly or indirectly:

(a)	be employed, engaged, concerned or interested in any other business or undertaking which is wholly or partly in competition with or is similar to any Business or is a supplier to, or customer of, EMPLOYER or any Associated Company or

(b)	engage in any activity which the Board considers may be, or become, harmful to the interests of EMPLOYER or of any Associated Company or which might reasonably be considered to interfere with the timely and proper performance of EMPLOYEE’s duties under this Agreement or EMPLOYER gaining the full benefit of EMPLOYEE’s skill, knowledge and ability.

17.2	Clause 17.1 shall not apply:

(a)	to EMPLOYEE holding an Approved Interest; or

(b)	to any act undertaken by EMPLOYEE with the prior written consent of the Board

18	Restrictions after termination

18.1	EMPLOYEE shall not, without the prior written consent of EMPLOYER, whether by himself, through his employees, agents or otherwise and whether on his own behalf or on behalf of any other person, directly or indirectly:

(a)	for a period of twelve months after the Termination Date or, if earlier, the date on which EMPLOYEE last carried out work for EMPLOYER or any Associated Company, Employee shall not in any capacity (whether in the capacity as an employee, officer, director, partner, manager, consultant, agent or owner (other than a minority shareholder or other equity interest of not more than 5 % of a company whose equity interests are publicly traded on a nationally recognized stock exchange or over-the-counter), directly or indirectly advise, manage, render or perform services to or for any person or entity which is engaged in a business competitive to that of the Company or any Associated Company within any geographical location wherein the Company or any Associated Company produces, sells or markets its goods and services at the time of such termination or within a one- year period prior to such termination.;

(b)	for a period of twelve months after the Termination Date or, if earlier, the date on which EMPLOYEE last carried out work for EMPLOYER or any Associated company, interfere with, tender for, canvass, solicit or endeavour to entice away from EMPLOYER or Associated Company, the business of any person or company who at any time during the period of twelve months immediately preceding the Termination Date, was, to EMPLOYEE’s knowledge, a client of EMPLOYER or a Associated Company with whom he has dealt in the normal course of the Employment during the period of twelve months immediately preceding the Termination Date;

(c)	for a period of twelve months after either the Termination Date or, if earlier, the date on which EMPLOYEE last carried out work for EMPLOYER or any Associated Company, interfere with or seek to interfere with the continuance of supplies that are material to the continuation of EMPLOYER’s or an Associated Company’s business, to EMPLOYER or an Associated Company from a person who is, to EMPLOYEE’s knowledge, a supplier of EMPLOYER or an Associated Company and with whom he has dealt in the normal course of the Employment during the period of twelve months immediately preceding the Termination Date;

(d)	for a period of twelve months after either the Termination Date or, if earlier,

the date on which EMPLOYEE last carried out work for EMPLOYER or any Associated Company, interfere with, tender for, canvass, solicit or endeavour to entice away from EMPLOYER or an Associated Company a contract or project (including the renewal of them) which as at the Termination Date was in the process of negotiation and in respect of which EMPLOYEE was involved during the period of twelve months immediately preceding the Termination Date;

(e)	for a period of twelve months after either the Termination Date (or, if earlier, the date on which EMPLOYEE last carried out work for EMPLOYER or any Associated Company employ or engage (whether as an EMPLOYEE, a partner, a consultant or otherwise) or arrange the employment or engagement of a person who to EMPLOYEE’s knowledge, was at the Termination Date, or within a period of twelve months immediately preceding the Termination Date an employee or consultantof EMPLOYER or an Associated Company with whom he had personal dealing in the normal course of employment during the period of twelve months immediately preceding the Termination Date;

(f)	at any time after the Termination Date make use of any corporate, business or brand name or logo which is identical, similar to, or likely to be confused with, any corporate business, or brand name, or logo of EMPLOYER or an Associated Company;

(g)	at any time after the Termination Date represent himself as being interested in or employed by or in any way connected with EMPLOYER or an Associated Company, other than as a former EMPLOYEE of EMPLOYER.

18.2	Nothing in clause [18.1] shall preclude EMPLOYEE from holding an Approved Interest.

18.3	Each of the covenants in clause 18.1 are separate and shall be treated as a separate obligation and shall be enforceable as such.

19	Disciplinary procedures

19.1	EMPLOYER’s disciplinary procedures as amended from time to time apply to the Employment.

20	Computer policy

20.1	EMPLOYEE agrees to comply with all aspects of any policies that may from time to time be published by EMPLOYER in relation to its e-mail and Internet policy.

21	Data Protection and interception of communications

21.1	EMPLOYEE agrees that personal data (other than sensitive personal data) as defined in the Data Protection Act 1998, relating to EMPLOYEE and to the Employment may to the extent that it is reasonably necessary in connection with the Employment or the business of the Employer:

(a)	be collected and held (in hard copy and computer readable form) and processed by Employer); and

(b)	be disclosed or transferred:

(i)	to other employees of EMPLOYER;

(ii)	to any other member of an Associated Company and their employees;

(iii)	to any other persons as may be reasonably necessary; or

(iv)	as otherwise required or permitted by law.

21.2	EMPLOYEE agrees that Employer may process sensitive personal data relating to him, including medical details and details of gender, race and ethnic origin. Personal data relating to gender, race and ethnic origin will be processed by the Group only for the purpose of monitoring the Employer’s equal opportunities policy with a view to enabling equal opportunities to be promoted and maintained. EMPLOYEE agrees that the Employer may disclose or transfer such sensitive personal data to other persons if it is required or permitted by law to do so or, for the purpose of monitoring, the Employer’s equal opportunities policy.

21.3

EMPLOYEE consents to the transfer and disclosure of personal data as set out above applying regardless of the country of residence of the person to whom the data is to be transferred. Where the disclosure or transfer is to a person resident outside the European Economic Area, the Employer shall take reasonable steps to ensure that

EMPLOYEE’s rights and freedom in relation to the processing of the relevant personal data are adequately protected.

21.4	EMPLOYEE agrees that EMPLOYER and any Associated Company may intercept and monitor communications transmitted by or to EMPLOYEE via any private telecommunication systems or services of EMPLOYER or any Associated Company.

22	Notices

22.1	Any notice sent under this Agreement must be in writing.

22.2	Any notice may be served by personal delivery or by sending it by ordinary first class post or facsimile transmission at the address given next to the name of the relevant party or at such other address as the relevant party may give for the purpose of service of notices under this Agreement.

22.3	Every such notice shall be deemed to have been served:

(a)	upon delivery if served by hand;

(b)	two Business Days after despatch if delivered by ordinary first class post; or

(c)	at 10.00 am local time of the recipient on the next Business Day following despatch if sent by facsimile transmission.

22.4	To prove service of any notice it shall be sufficient to show:

(a)	in the case of a notice delivered by hand, that it was duly addressed and delivered by hand;

(b)	in the case of a notice served by post, that it was duly addressed prepaid and posted in the manner set out above; and

(c)	in the case of a notice given by facsimile transmission, that it was despatched in a legible and complete form to the correct telephone number without any error message, provided that a confirmation copy of the transmission is sent to the recipient by post in the manner set out above. If a confirmation copy is not sent, the service of any notice by facsimile transmission is not valid.

23	Whole Agreement

23.1	This Agreement sets out the entire agreement relating to the employment of EMPLOYEE with EMPLOYER and shall replace any previous agreements, whether by way of letters of appointment, arrangements, whether written, oral or implied, relating to the employment, service, consultancy, office holding or any other arrangement between EMPLOYER and EMPLOYEE. These shall be deemed to have been terminated by mutual consent as from the date of this Agreement. EMPLOYEE acknowledges that he has no outstanding claims of any kind against EMPLOYER or any Associated Company in respect of any such agreement.

23.2	The obligations imposed on EMPLOYEE by this Agreement are in addition and without prejudice to any obligations imposed upon him by general law.

23.3	There are no collective agreements applicable to the Employment.

24	Choice of law and submission to jurisdiction

24.1	This Agreement and any dispute or claim arising out of or in connection with it shall be governed by and construed in accordance with English law.

24.2	All disputes or claims arising out of or relating to this Agreement shall be subject to the exclusive jurisdiction of the English Courts to which the parties irrevocably submit.

25	General

25.1	If this Agreement expires or terminates the following are not affected:

(a)	any rights or remedies or either party which have accrued up to the date of termination or expiry; and

(b)	any provision of this Agreement which is expressly or by implication intended to come into force, or continue in force after expiry or termination.

25.2

EMPLOYEE acknowledges that the provisions of clauses [18] (Restrictions after termination), [17] (Restrictions during Employment), [15] (Confidential Information and EMPLOYER and any Associated Company’s Property) and [16] (Intellectual

Property) constitute separate undertakings given for the benefit of each Associated Company and may be enforced by any of them.

25.3	This Agreement constitutes the written statement of the terms of employment of EMPLOYEE provided in compliance with Part I of the ERA.

25.4	Nothing in this Agreement shall prevent EMPLOYEE from making a protected disclosure in good faith in accordance with the Public Interest Disclosure Act 1998.

25.5	EMPLOYER may at its sole discretion transfer this Agreement to any Associated Company

25.6	It is acknowledged that EMPLOYER is entering into this Agreement both on its own accord and as trustee for each Associated Company.

26	Alterations

26.1	No purported alteration or variation of this Agreement shall be effective unless it is in writing, refers specifically to this Agreement and is signed by EMPLOYER.

27	Waiver

27.1	If either party:

(a)	grants the other any indulgence, forbearance or extension of time; or

(b)	does not ascertain or exercise any of its rights or remedies, or delays in doing so,

the rights and remedies of that party in respect of this Agreement shall not be diminished, waived or extinguished.

27.2	If either party waives any breach of this Agreement, it can still enforce that provision subsequently and such waiver shall not be deemed to be a waiver of any subsequent breach of that or any other provision.

28	Enforceability

28.1	If any part of this Agreement (including any one or more of the clauses, schedules or paragraphs or any part of one or more of those clauses, schedules or paragraphs) is held to be or becomes void or otherwise unenforceable for any reason at any time under any applicable law, it shall be deemed to be omitted from this Agreement and the validity and/or enforceability of the remaining provisions of this Agreement shall not in any way be affected as a result of that omission.

28.2	While the terms of this Agreement (on which EMPLOYEE has had the opportunity to take independent advice, as EMPLOYEE acknowledges) are considered by the parties to be reasonable in all the circumstances, it is agreed that if any term or restriction, by itself, or taken together, shall be adjudged to go beyond what is reasonable in all the circumstances for the protection of the legitimate interests of EMPLOYER or an Associated Company but would be adjudged reasonable if part or parts of the wording were deleted, the relevant restriction or restrictions shall apply with such deletion as is necessary to make it or them valid and effective.

29	Counterparts

29.1	This Agreement may be executed in any number of counterparts. Provided that both the parties enter into this Agreement in that way, this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

30	Third Party Rights

30.1	A person other than an Associated Company who is not a party to this Agreement (including EMPLOYEE’s spouse or children) has no right (whether under the Contracts (Rights of Third Parties) Act 1999 or otherwise) to enforce any term of this Agreement.

IN WITNESS OF THE ABOVE the parties have signed this Agreement as a deed [and delivered it] on the date written at the head of this Agreement.

Signed as a deed and delivered by             )

EMPLOYER acting [by a director and its             )

secretary]/[two directors]             )

/S/ R.B.TRUSSELL, JR.

Director

/S/ H. THOMAS BRYANT

Secretary or Director

Signed as a deed and delivered by             )

EMPLOYEE in the presence of:              )

/S/ DAVID MONTGOMERY /S/ HUGH MURPHY

Witness:    Mr. J. Lillich

Signature:	/s/ Jeffrey Lillich /s/ Hugh Murphy

Name:	Jeffrey Lillich

Address:	1 Woodchester Park 1713 Jaggie Fox Way

Buckinghamshire Lexington, KY 40511

Bensonsfield HP6 2TU

Occupation:	VP of Finance